Exhibit 10.4

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), dated as of June 14, 2010, is made by and among Questar Corporation (“Questar”) and Keith O. Rattie (“Rattie”).

RECITALS

WHEREAS, the Board of Directors of Questar has determined to separate Questar into two separate, independent and publicly traded companies (the “Separation”);

WHEREAS, Questar and QEP Resources, Inc. (“QEP”) have entered into that certain Separation and Distribution Agreement, dated as of June 14, 2010 (the “Separation Agreement”), setting forth the terms pursuant to which Questar shall be separated from QEP;

WHEREAS, Questar and Mr. Rattie (the “Parties”) previously entered into an Employment Agreement dated as of February 1, 2004, and as subsequently amended with Questar (the “Employment Agreement”);

WHEREAS, the Parties desire to terminate Mr. Rattie’s employment, effective as of the consummation of the “Distribution” (as such term is defined in the Separation Agreement) (the “Termination Date”);

WHEREAS, the parties hereto acknowledge and agree that the Employment Agreement, and all of Mr. Rattie’s rights and interest therein and thereunder, are hereby cancelled and terminated upon the effectiveness of this Agreement, in consideration of the parties hereto entering into this Agreement;

WHEREAS, in consideration of, and as a material inducement to, Questar and QEP’s entrance into the Separation Agreement and consummation of the Distribution, Questar and Mr. Rattie desire that this Agreement take effect upon the Distribution; and

WHEREAS, this Agreement shall become effective only if the Distribution occurs.

AGREEMENT

1. Termination of Employment, Employment Agreement and Other Positions. Effective as of the Termination Date, Mr. Rattie’s employment with Questar and its affiliates is hereby terminated by Questar, and Mr. Rattie shall cease to be an employee of any and all of the foregoing as of such date. In addition, effective as of the Termination Date, the Employment Agreement is terminated and shall cease to be of further force or effect, provided, however, that Article 8 of the Employment Agreement shall survive the preceding terminations and continue in effect. For avoidance of doubt, Mr. Rattie shall not resign his position as a member of Questar’s Board of Directors.

2. Accrued Compensation. On the Termination Date, Questar will pay to Mr. Rattie:

(a) Mr. Rattie’s annual base salary earned through the Termination Date and not previously paid;

(b) any expenses owed to Mr. Rattie under Article 6 of the Employment Agreement; and

(c) any accrued Paid Time Off (PTO) owed to Mr. Rattie pursuant to Article 6 of the Employment Agreement.

3. Separation Benefits. Provided that Mr. Rattie is employed by Questar immediately prior to the Distribution, in lieu of any other compensation or benefits that might be payable to Mr. Rattie under any and all employment agreements, incentive plans, separation agreements, severance plans or severance agreements between Questar and Mr. Rattie, including but not limited to the Employment Agreement, the Questar Annual Management Incentive Plan II, and the Questar Long-Term Cash Incentive Plan:

(a) Provided that Mr. Rattie executes and delivers to the Company the release attached hereto as Exhibit A (the “Release”) within thirty (30) days after the Termination Date and does not subsequently revoke the Release, Questar shall pay to Mr. Rattie a single lump sum separation payment of $4,647,525 on the later of the Termination Date or the eighth day following Mr. Rattie’s delivery of the Release to Questar; and

(b) Any unvested stock options and restricted stock awards granted to Mr. Rattie under the Questar Corporation Long-Term Stock Incentive Plan and held by Mr. Rattie immediately prior to the Distribution shall vest on the Termination Date.

4. Recognition Bonus. Provided that Mr. Rattie is employed by Questar immediately prior to the Distribution and executes and delivers the Release to the Company within thirty (30) days after the Termination Date and does not subsequently revoke the Release, in recognition of Mr. Rattie’s many years of excellent service to Questar and his special efforts and agreements in accomplishing the Separation, Questar shall pay to Mr. Rattie a single lump sum recognition bonus payment of $1,500,000 on the later of the Termination Date or the eighth day following Mr. Rattie’s delivery of the Release to Questar.

5. Exclusivity of Benefits. Mr. Rattie acknowledges and agrees that he shall not be entitled to any additional payments or benefits in connection with his employment with Questar or the termination of such employment, except as provided under the Questar Retirement Plan, the Questar Employee Investment Plan, or under any other welfare plans maintained by Questar for the benefit of its employees in general. For the avoidance of doubt, immediately prior to the Distribution, Mr. Rattie’s outstanding cash awards under the Questar Long-Term Cash Incentive Plan shall be cancelled and shall not be converted into Questar restricted stock awards.

6. Affirmation of Survival of Certain Employment Agreement Provisions. Mr. Rattie hereby acknowledges and agrees that he is bound by certain restrictive covenants set forth in Article 8 of the Employment Agreement and that nothing contained herein shall alter Mr. Rattie’s obligations thereunder, which obligations shall survive Mr. Rattie’s termination of service with Questar.

7. Section 409A of the Code.

(a) The payments provided under this Agreement are not intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A (together with the regulations and other official guidance thereunder, “Code Section 409A”). Nevertheless, to the extent that the Parties determine that any such payments and/or benefits may not be exempt from (or compliant with) Code Section 409A, the Parties shall work together to amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as they deem necessary or appropriate to (i) exempt the payments and benefits hereunder from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments and benefits, or (ii) comply with the requirements of Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the Parties determine (i) that on the Termination Date Mr. Rattie is a “specified employee” (as such term is defined under Code Section 409A) of the Company and (ii) that any payments to be provided to Mr. Rattie pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after date of the Executive’s “separation from service” (as such term is defined under Code Section 409A) with the Company, or such shorter period that, as determined by the Parties, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”), and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the Company’s cost of borrowing for such six month delay in effect as of the date the payment was first due.

8. Withholding. Questar shall be entitled to withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9. Notices.

Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by fax, email or registered or certified mail, postage prepaid, to the addresses listed below:

If to Questar, to:	Questar Corporation
180 East 100 South
Salt Lake City, UT 84111
Attention: General Counsel Facsimile: (801) 324-5483

If to Mr. Rattie, to Mr. Rattie at his last know address on Questar’s records or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

10. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

11. Entire Agreement; Amendment. This Agreement, together with the surviving provisions of the Employment Agreement (as provided above), represents the entire agreement and understanding among the Parties concerning Mr. Rattie’s employment with Questar and its affiliates and the termination thereof and, except as expressly set forth herein, supersedes and replaces any and all prior agreements and understandings concerning Mr. Rattie’s employment relationship with Questar and his compensation from Questar as an employee (including, without limitation, the Employment Agreement). This Agreement shall not affect Mr. Rattie’s rights under his award agreements under any equity plan of Questar or QEP or his service as a member of Questar’s Board of Directors. This Agreement may only be amended by a writing signed by both Mr. Rattie and a duly authorized officer of Questar.

12. Governing Law. This Agreement shall be governed by the laws of the State of Utah, without regard to its conflict of laws rules.

13. Effectiveness. This Agreement shall become effective upon the Distribution. Notwithstanding anything contained herein, in the event that the Separation Agreement is terminated or the Distribution otherwise does not occur for any reason, this Agreement shall automatically, and without notice, terminate without any obligation due to any party and the provisions of this Agreement shall be of no force or effect.

14. Cooperation With Questar. To the extent such action does not unreasonably interfere with Mr. Rattie’s obligations to any future employer, Mr. Rattie shall cooperate fully with Questar in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed and which relates to Mr. Rattie’s employment with or duties and responsibilities to Questar.

15. No Admissions. By entering into this Agreement, no Party hereto is admitting any liability or wrongdoing whatsoever, nor does this Agreement constitute an admission of any fact, claim or allegation. This Agreement in no way implies the truth of any claim or allegation.

Furthermore, this Agreement shall not be construed as an admission that any Party violated any order, law, statute, duty, contract, legal duty or obligation.

16. Voluntary Execution of Agreement. Mr. Rattie acknowledges and agrees that he is executing this Agreement and the Release voluntarily and without any duress or undue influence on the part or behalf of Questar, with the full intent of releasing all Claims (as defined in the Release). Mr. Rattie further acknowledges and agrees that he has been represented in the preparation, negotiation and execution of this Agreement and the Release by legal counsel of his own choice or he has voluntarily declined to seek such counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KEITH O. RATTIE

Keith O. Rattie

QUESTAR CORPORATION

By:
Richard J. Doleshek
Executive Vice President & Chief Financial Officer

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